Exhibit 99.1

CytomX Therapeutics Announces Q3 2026 Financial Results and Provides

Business Update

- Varsetatug masetecan (Varseta-M) granted FDA Fast Track designation for relapsed/refractory metastatic colorectal cancer -

- Phase 1 monotherapy data update in metastatic colorectal cancer (mCRC) expected in January 2027 -

- Phase 1 study in combination with bevacizumab in 3L+ mCRC ongoing. Phase 1/2 chemotherapy combination study in 2L mCRC expected to be initiated by year-end -

- Phase 1 Varseta-M monotherapy expansion cohorts for gastric and gastroesophageal junction (GEJ) cancer, EpCAM-selected pancreatic ductal adenocarcinoma (PDAC), and EpCAM-selected biliary tract cancer (BTC) in progress -

- Company to host conference call and webcast today at 5 p.m. ET / 2 p.m. PT -

Emeryville, Calif., November 5, 2026 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today announced Q3 2026 financial results and provided a business update.

“Varseta-M is a first-in-class EpCAM-directed antibody drug conjugate with a topoisomerase-1 inhibitor payload, intentionally designed to improve the standard of care for patients with colorectal and other cancers. At CytomX, we are highly focused on rapidly advancing monotherapy Varseta-M towards a first registrational study in colorectal cancer,” said Dr. Sean McCarthy, chairman and CEO of CytomX Therapeutics.

“Additionally, the Varseta-M development program continues to broaden, including an ongoing combination study with bevacizumab in mCRC and the initiation of Phase 1 expansion cohorts in gastric and gastroesophageal junction cancer, EpCAM-selected pancreatic ductal adenocarcinoma, and EpCAM-selected biliary tract cancer. Our integrated strategy is intended to urgently advance Varseta-M for the maximum benefit of cancer patients.”

Pipeline Program Updates:

Varsetatug masetecan (EpCAM PROBODY Topo-1 ADC, CX-2051)

•
Varseta-M Monotherapy CRC:
o
Announced FDA Fast Track Designation for Varseta-M for relapsed/refractory metastatic colorectal cancer in August.
o
A Phase 1 monotherapy mCRC data update, including dose selection and potential registrational strategy, expected in January 2027.
o
Potential to initiate first registrational study for Varseta-M monotherapy in mCRC in 1H 2027.
•
Varseta-M CRC Combinations:
o
A Phase 1 combination study of Varseta-M and bevacizumab is ongoing. Dose finding is enrolling late-line patients, with plans to focus on 2L and 3L mCRC once a go-forward dose and schedule are selected. Initial clinical data is anticipated in 1H 2027.
o
A Phase 1/2 combination study evaluating Varseta-M administered with bevacizumab, 5-fluorouracil, and leucovorin in 2nd line mCRC patients is planned to initiate by the end of 2026.
•
 Varseta-M Expansion into Other GI-related Indications:

o
Varseta-M monotherapy Phase 1 expansion cohort enrollment in gastric and gastroesophageal junction (GEJ) cancer, EpCAM-selected pancreatic ductal adenocarcinoma (PDAC), and EpCAM-selected biliary tract cancer (BTC) was initiated.

CX-801 (PROBODY Interferon alpha-2b)

•
CytomX’s second masked pipeline product candidate, CX-801, continues enrollment in the ongoing Phase 1 study in advanced melanoma. The CX-801 monotherapy dose escalation portion of the study has reached the fourth dose level.
•
CX-801 monotherapy has been generally well tolerated at dose levels exceeding the approved dose of unmasked IFNα2b.1
•
The ongoing Phase 1 dose escalation of CX-801 in combination with KEYTRUDA® (pembrolizumab) continues enrollment and has cleared the third dose level.
•
Initial clinical data for CX-801 in combination with KEYTRUDA® in advanced melanoma is expected in the first half of 2027.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

Q3 2026 Financial Results:

CytomX ended Q3 2026 with $348.0 million of cash, cash equivalents and investments with expected cash runway into the second half of 2028. Cash, cash equivalents and short-term investments totaled $330.3 million as of Q2 2026.

Total revenue was $1.7 million for the quarter ended September 30, 2026, compared to $6.0 million for quarter ended September 30, 2025. The decrease in revenue was driven primarily by the completion of the Company’s performance obligation in the Astellas collaboration which concluded in the second quarter of 2026.

Total operating expense for the quarter ended September 30, 2026 was $25.2 million compared to $21.7 million for the quarter ended September 30, 2025, an increase of $3.5 million.

Research and development expenses increased by $1.2 million during the quarter ended September 30, 2026, to $16.5 million compared to $15.3 million for the quarter ended September 30, 2025. Research and development expenses increased primarily due to increased personnel related expenses, partially offset by lower Varseta-M spend due to the timing of manufacturing activities.

General and administrative expenses increased by $2.3 million during the quarter ended September 30, 2026, to $8.7 million, compared to $6.4 million for the quarter ended September 30, 2025. Increased general and administrative expenses were primarily driven by increased personnel related expenses, consulting expenses and an increase in rent expense during the Company’s transition to its new Emeryville headquarters.

About CytomX Therapeutics, Inc.

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked PROBODY® therapeutics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates, cytokines and T-cell engagers. CytomX’s clinical-stage pipeline includes varsetatug masetecan (Varseta-M; CX-2051) and CX-801. Varseta-M is a masked, conditionally activated antibody drug conjugate armed with a topoisomerase-1 inhibitor payload and directed toward epithelial cell adhesion molecule (EpCAM). EpCAM is a highly expressed tumor antigen that has previously been undruggable due to expression on normal tissues. Varseta-M is designed to open a therapeutic window for this high potential target and is initially being developed for the treatment of metastatic colorectal cancer. Varseta-M was

1 Merck & Co., Inc. (2018). Sylatron (peginterferon alfa-2b) prescribing information. U.S. Food and Drug Administration discovered in collaboration with ImmunoGen, now part of AbbVie. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CX-801 is initially being developed for the treatment of metastatic melanoma. CytomX has established strategic collaborations with multiple leaders in oncology, including Regeneron. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond CytomX’s control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements and projected cash runway. These forward-looking statements include, but are not limited to, statements relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including varsetatug masetecan (Varseta-M) and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX's planned interactions with the U.S. Food and Drug Administration and the ability to align on a potential registrational study design and regulatory pathway for Varseta-M, the anticipated initiation of a potential registrational study and the Phase 1/2 combination study, the expansion of Varseta-M into additional indications, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of Varseta-M and CX-801 and the timing of initial and ongoing data availability for CytomX’s clinical trials, including Varseta-M and CX-801, and other development milestones. Accordingly, you should not place undue reliance on these forward-looking statements. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; uncertainties around CytomX’s ability to raise sufficient funds to carry out its planned research and development; the early stage of CytomX’s clinical trial product candidates, which are in the initial stages of clinical development, and its other product candidates, which are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial Varseta-M clinical trial results, may not be predictive of future results; the risk that interim or preliminary clinical data may change as more patient data become available; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; the possibility that CytomX may not be able to realize the full potential of its collaborations; CytomX’s dependence on the success of Varseta-M and CX-801; CytomX’s reliance on third parties for the manufacture of CytomX’s product candidates; possible regulatory developments in the United States and foreign countries, including China and the European Union; and the risk that CytomX may incur higher costs than expected for research and development. Additional applicable risks and uncertainties include those relating to CytomX’s preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2026 and in CytomX’s subsequent filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. Except as required by applicable law, CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc. All other trademarks are the properties of their respective owners.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Precision AQ

Colleen Ketchum

Colleen.ketchum@precisionaq.com

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$33,963	$12,667
Short-term investments	314,017	124,385
Restricted cash	917	—
Accounts receivable	501	2,013
Prepaid expenses and other current assets	6,650	4,856
Total current assets	356,048	143,921
Property and equipment, net	2,518	1,304
Intangible assets, net	328	438
Goodwill	949	949
Restricted cash	610	1,527
Operating lease right-of-use asset	3,675	3,396
Other assets	551	31
Total assets	$364,679	$151,566
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,138	$1,301
Accrued liabilities	16,453	14,197
Operating lease liabilities - short-term	526	4,240
Deferred revenue, current portion	27,415	26,877
Total current liabilities	45,532	46,615
Deferred revenue, net of current portion	25,864	1,590
Operating lease liabilities - long term	3,862	—
Other long-term liabilities	4,533	4,353
Total liabilities	79,791	52,558
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock	—	—
Common stock	2	2
Additional paid-in capital	1,056,062	810,844
Accumulated other comprehensive income (loss)	(315)	111
Accumulated deficit	(770,861)	(711,949)
Total stockholders' equity	284,888	99,008
Total liabilities and stockholders' equity	$364,679	$151,566

(1)
The condensed balance sheet as of December 31, 2025 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues	$1,688	$5,963	$13,365	$75,538
Operating expenses:
Research and development	16,480	15,304	53,316	47,493
General and administrative	8,710	6,427	27,004	22,477
Total operating expenses	25,190	21,731	80,320	69,970
Income (loss) from operations	(23,502)	(15,768)	(66,955)	5,568
Interest income	3,271	1,592	7,918	3,725
Other income	294	5	305	33
Income (loss) before income taxes	(19,937)	(14,171)	(58,732)	9,326
Provision for income taxes	61	58	180	184
Net income (loss) attributable to common stockholders	(19,998)	(14,229)	(58,912)	9,142
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax	(119)	71	(426)	77
Total comprehensive income (loss)	$(20,117)	$(14,158)	$(59,338)	$9,219

Net income (loss) per share:
Basic	$(0.09)	$(0.09)	$(0.29)	$0.07
Diluted	$(0.09)	$(0.09)	$(0.29)	$0.07
Weighted average common shares used to compute net income (loss) per share
Basic	219,106,651	165,004,291	205,259,594	127,352,366
Diluted	219,106,651	165,004,291	205,259,594	128,859,852